EXHIBIT 4.2


                            CANTOR FITZGERALD
                         ONE WORLD TRADE CENTER
                        NEW YORK, NEW YORK  10048
                             (212) 938-5000

                              May 22, 1997



Ranson & Associates, Inc.
250 North Rock Road, Suite 150
Wichita, Kansas  67206


     Re:        Ranson Unit Investment Trusts, Series 58

Gentlemen:

     We have examined the listing of securities within Registration Statement File No. 333-26809 for the above captioned trust. We hereby acknowledge that Cantor Fitzgerald & Co. ("Cantor") will act as the evaluator for the trust pursuant to the terms and conditions of the Information Evaluation Service Agreement between Cantor and Ranson & Associates, Inc. ("Ranson") dated as of October 13, 1995 (the "IES Agreement"). We hereby consent to the use in the Registration Statement of the reference to Cantor Fitzgerald & Co. as evaluator.

     You acknowledge that this letter shall not confer upon you any rights or impose on Cantor any obligations, other than those expressly set forth in the IES Agreement.

     You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                    Very truly yours,

                                    CANTOR FITZGERALD & CO.


                                    By:   ARTHUR J. GILLIN
                                       -------------------------
                                          Arthur J. Gillin
                                          Managing Director

Acknowledged and Agreed:

RANSON & ASSOCIATES, INC.

By:      ROBIN K. PINKERTON
   ---------------------------
         Robin K. Pinkerton